EXHIBIT 10.6


             ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT


           THIS AGREEMENT is made by and between AMERICAN AIRLINES, INC., a Delaware corporation having its principal address at P. 0. Box 619616, Mail Drop 3557, Dallas Fort Worth Airport, Texas
75261-9616, U.S.A. ('American') and the undersigned (the
"Operator'), as defined in Schedule A of this Agreement.

           American has developed a computer system ("the SABRE
System') the airline industry's first fully automated reservations system, with electronic facilities able to provide, store, communicate, distribute, process and document such information as is from time to time stored in the data base created and maintained for the SABRE System.

           Operator has requested American and American has agreed to lease to Operator certain computerized reservations equipment in order to receive data from and transmit data to the SABRE data base as detailed in the Associate Agreement between American and Operator and to provide Operator with certain functions of the SABRE System through such equipment on the following terms and conditions:

1 - Lease of Equipment, American hereby leases to Operator the items of data processing equipment described in the attached
Schedule A ("Equipment').

2. Installation. (a) American shall install the Equipment or cause the Equipment to be installed at Operator's place of business set forth in Schedule A, and shall use its best efforts to accomplish such installation on or about the installation date set forth in Schedule A. Operator shall be responsible for preparing a space acceptable to American for each item of Equipment as well as for meeting all electrical requirements set by American, the manufacturer of the Equipment and the telecommunications provider furnishing communications facilities. Operator shall also be responsible for ensuring that all required system cables are placed in accordance with American's specifications and comply with all local building and electrical code requirements.

           (b) Once installed, Equipment may only be moved with American's prior written consent, and must be moved by American or a party designated by American. Operator agrees to pay American's then prevailing charges for any movement of Equipment.

3. Repairs and Maintenance, (a) The Equipment will be repaired and maintained by American or by a service organization designated by American. Operator will not attempt to perform repairs or

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maintenance of any kind.

           (b) Operator shall promptly inform American of any breakdown of the Equipment by contacting SABRE Central at the available toll-free numbers. Operator shall maintain a record of all occasions upon which repair or maintenance service is required and make such records available to American for inspection upon request.

           (c) There shall be no additional charge to Operator for repair and maintenance services during normal business hours, such charges being included in the charges described in paragraph 8.
For purposes of this paragraph, normal business hours shall be 9:00 a.m. to 6:00 p.m., Monday through Friday, excluding legal holidays. For repair and maintenance services outside normal business hours, if at Operator's request, Operator agrees to reimburse American for reasonable costs that may be incurred by American.

ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT - Page 2


4. Inspect American and/or a service organization or vendor designated by American shall have the right to inspect the Equipment and to monitor Operator's operation thereof at all reasonable times provided, however, that such activities shall not unreasonably interfere with the Operator's business operations.

5. Training. -(a) American shall provide (I) training in the operation of the Equipment and the functions of the SABRE System for two (2) Operator employees for each video agent set leased;
(ii) instruction for one (1) Operator employee for each place of business set forth in Schedule A in methods and techniques of instructing others to operate the Equipment; and (iii) access, via the Equipment, to a computerized instruction function, to assist Operator in performing recurrent training and training of new employees. If during the training American determines any Operator employee to be unsatisfactory, the employee shall be removed from training and shall not be permitted to operate the Equipment.

           (b)    The training described in subparagraphs 5 (a) (I) and
(ii) above shall be performed at a location to be designated by American.

          (c) At Operator's request, and subject to American's existing commitments, American shall provide Operator additional training services at American's then prevailing charges.

           (d) Operator is responsible at its own expense for maintaining and insuring the training level of all of its employees utilizing the Equipment. American may, at its discretion, monitor or test Operator's employees' training levels. If American determines the training level of any one or more of

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Operator's employees to be insufficient, then Operator will institute such additional training at its own expense (including, if necessary, additional training by American at American's then prevailing charges), as may be necessary to bring Operator's employees to the level of training required by American.

6. Use of Equipment and Data (a) As long as it is connected to SABRE, the Equipment will be used by Operator solely for the purposes and functions detailed in the Associates Agreement between American and Operator and in strict accordance with operating procedures and rules furnished by American to Operator.

           (b) Operator shall take all precautions necessary to prevent unauthorized operation of the Equipment. Intentional misuse of SABRE, including, but not limited to, speculative booking or reservation of space in anticipation of demand or improper record or access shall be considered a material breach of this Agreement, and American shall have the right to deny Operator access to SABRE immediately without notice or liability to Operator.

           (c) Operator shall not use any data transmitted under this Agreement to develop or publish any reservation, ticketing, sales, cargo or tariff guide. Operator shall use such data solely for the purpose of implementing the services detailed in the Associate Agreement. Operator shall not publish, disclose or otherwise make available to any third party the compilations of air carrier service data obtained from the SABRE System.

ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT - Page 3


7. Performances Disclaimer of Warranties, (a) American agrees to use its best efforts to maintain the availability of the SABRE
System and the Equipment, but shall have no liability for interruptions in the operation of the System or the Equipment. In the event that the Equipment is not operable at least 95% of the total normal business hours each month, excluding periods for maintenance of Equipment or other scheduled down-time, American will consider a reduction in the monthly charge for the month in which the System was not operable at least 95% of the time. For purposes of this paragraph, normal business hours shall be 9:00 a.m. to 6:00 p.m., Monday through Saturday.

           Equipment shall be considered inoperable @ Operator is unable, after calling SABRE Central as set forth in paragraph
3(b), to implement services as outlined in the Associates
Agreement as a result of the failure of the Equipment or a failure attributable to the SABRE System.

           For any month in which the Equipment is not operable at least 95% of the total normal business hours, Operator may submit a written record to American and request an adjustment in the monthly charges. Operator's written records must, however, be submitted in a timely manner and include, as a minimum, the date

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on which the outage occurred; the time the system went down; the time the outage was reported to SABRE Central; the time the system was restored (within normal business hours as defined above); and the type of outage.

           (b) Operator acknowledges that neither American nor Official Airline Guide, Inc. ("OAG'), the supplier of certain data provided under the agreement, warrants the accuracy, merchantability or fitness for particular purposes of any data or Equipment provided under the Agreement. Neither American nor OAG shall be liable to Operator for any injury, loss, claim or damage caused in whole or in part by the negligence of American or OAG or by contingencies beyond their respective control in procuring, collecting, compiling, abstracting, interpreting, communicating, processing or delivering any such data. However, if any errors in data transmitted are due to circumstances under American's direct control, American shall use its best efforts to correct such errors in a timely manner.

           (c) AMERICAN DISCLAIMS AND OPERATOR HEREBY WAIVES ANY WARRANTIES EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OF THE EQUIPMENT, DATA OR SERVICES FURNISHED HEREUNDER OR ANY LIABILITY
IN NEGLIGENCE OR TORT WITH RESPECT TO THE EQUIPMENT, DATA OR SERVICES FURNISHED HEREUNDER. OPERATOR AGREES THAT AMERICAN SHALL NOT BE LIABLE TO IT FOR CONSEQUENTIAL DAMAGES, (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFIT OR USE) UNDER ANY CIRCUMSTANCES.

8. Charges, (a) Operator agrees to pay the charges listed in the attached Schedules for the lease of the Equipment and for the services and functions listed therein, within ten (1 0) days following receipt of American's monthly invoice. In addition, Operator shall pay American a removal fee if the Equipment is removed for any reason. The removal fee shall be at American's then prevailing rate.

ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT - Page 3


7. Performance* Disclaimer of Warranties, (a) American agrees to use its best efforts to maintain the availability of the SABRE
System and the Equipment, but shall have no liability for interruptions in the operation of the System or the Equipment. In the event that the Equipment is not operable at least 95% of the total normal business hours each month, excluding periods for maintenance of Equipment or other scheduled down-time, American will consider a reduction in the monthly charge for the month in which the System was not operable at least 95% of the time. For purposes of this paragraph, normal business hours shall be 9:00 a.m. to 6:00 p.m., Monday through Saturday.

           Equipment shall be considered inoperable if Operator is unable, after calling SABRE Central as set forth in paragraph

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3(b), to implement services as outlined in the Associates
Agreement as a result of the failure of the Equipment or a failure attributable to the SABRE System.

           For any month in which the Equipment is not operable at least 95% of the total normal business hours, Operator may submit a written record to American and request an adjustment in the monthly charges. Operator's written records must, however, be submitted in a timely manner and include, as a minimum, the date on which the outage occurred; the time the system went down; the time the outage was reported to SABRE Central; the time the system was restored (within normal business hours as defined above); and the type of outage.

           (b) Operator acknowledges that neither American nor Official Airline Guide, Inc. ("OAG'), the supplier of certain data provided under the agreement, warrants the accuracy, merchantability or fitness for particular purposes of any data or Equipment provided under the Agreement. Neither American nor OAG shall be liable to Operator for any injury, loss, claim or damage caused in whole or in part by the negligence of American or OAG or by contingencies beyond their respective control in procuring, collecting, compiling, abstracting, interpreting, communicating, processing or delivering any such data. However, if any errors in data transmitted are due to circumstances under American's direct control, American shall use its best efforts to correct such errors in a timely manner.

           (c) AMERICAN DISCLAIMS AND OPERATOR HEREBY WAIVES ANY WARRANTIES EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OF THE EQUIPMENT, DATA OR SERVICES FURNISHED HEREUNDER OR ANY LIABILITY
IN NEGLIGENCE OR TORT WITH RESPECT TO THE EQUIPMENT, DATA OR
SERVICES FURNISHED HEREUNDER. OPERATOR AGREES THAT AMERICAN SHALL NOT BE LIABLE TO IT FOR CONSEQUENTIAL DAMAGES, (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFIT OR USE) UNDER ANY CIRCUMSTANCES.

8. Charges, (a) Operator agrees to pay the charges listed in the attached Schedules for the lease of the Equipment and for the services and functions listed therein, within ten (1 0) days following receipt of American's monthly invoice. In addition, Operator shall pay American a removal fee if the Equipment is removed for any reason. The removal fee shall be at American's then prevailing rate.

ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT - Page 5


13. Events of Default Cancellation, (a) In the event:


        (I) Operator performs or permits any unauthorized repairs, modifications, relocation or use of the Equipment or data

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      provided hereunder, fails to keep or disclose maintenance
      records, or fails to pay any charges due hereunder;

        (ii) Operator breaches any other term of this Agreement, or any other Agreement between Operator and American Airlines, Inc. or its corporate affiliates, which breach continues uncured for fifteen (1 5) days after written notice by American;

      (iii) Operator becomes insolvent, makes any assignment for the benefit of creditors; calls a meeting of creditors; offers a composition or extension to creditors; suspends payments; consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidating agent; files or has filed against ft a petition in bankruptcy or seeking reorganization, arrangement or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law or has entered against it any judgment or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty
      (30) days;

         (iv) Operator breaches any term of the Associates Agreement;

Then American may terminate this Agreement of five (5) days written notice and all charges set forth in the attached Schedules for the unexpired term of this Agreement shall become immediately due and payable, without demand or invoice and Operator shall promptly pay such amount to American. Operator shall also be obligated to promptly pay all damages which American may sustain by reason of the default, including, without limitation, all legal fees and other expenses incurred by American.

                      (b)           In the event:

                (I)        American breaches any term of this Agreement;

                (ii) American becomes insolvent, makes any assignment for the benefit of creditors; calls a meeting of creditors; offers a composition or extension to creditors; suspends payments; consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidating agent; files or has filed against it a petition in bankruptcy or seeking reorganization, arrangement or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law; or has entered against it any judgment or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days;

  (iii) American breaches any term of the Associates Agreement;
  then Operator may cancel this Agreement effective on five (5)

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  days written notice.
  14. Additional and Replacement Functions, Services or Equipment,
  (a) American retains
  the right to modify the Equipment, the SABRE System functions or services or any related

ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT - Page 6


equipment at its discretion at any time during the term of this Agreement. However, such modifications will not materially after the services provided under this Agreement.

(b) Additional and replacement functions and services may be offered by
American or requested by Operator in writing at any time after acceptance of this Agreement.
Any additional or replacement functions or services will be provided, as available, at
American's then prevailing charges, terms and conditions for such functions and services.
Use by Operator of any such additional function or service constitutes Agreement to pay

American's then prevailing charge for such use.

15. Return of Equipment, Upon termination or cancellation of this Agreement, Operator shall be responsible for returning the Equipment to American, at such place as American shall direct, in the same condition as when delivered to Operator, except for reasonable wear and tear. In the event Operator wishes to return one or more (but not all) items of Equipment upon expiration of the initial term, Operator shall submit a written request to American at least thirty (30) days prior to the anticipated date of return and such return shall be done in a manner described in the preceding sentence.

      16. -Risk of Los@ Risk of loss of the Equipment shall be borne by Operator from receipt of
      the         Equipment at the location set forth in Schedule A until this
      Agreement is terminated and

      the         Equipment returned to American.

      17. Assignment.-Operator shall not transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise, without the prior written consent of American.

      18. Applicable Law, This Agreement shall be governed by the laws of the State of Texas
      and         the United States of America.  Without limiting in any way the jurisdiction of the courts of

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      any         state, nation, or province or American's right to invoke the
      Jurisdiction of such courts,
Operator hereby submits and consents to the jurisdiction of the courts of the United States of America and the State of Texas in any dispute arising out of this Agreement and agrees that service of process shall be sufficient if made on the Secretary of State of the State of Texas with a copy to be sent, registered mail to Operator at the address set forth above or such other address as Operator may later specify by written notice to American.

19. Consents, Any consent required under this Agreement shall not be unreasonably withheld.

20. Entire Agreement This Agreement is the entire agreement of the parties with respect to Equipment and shall supersede any previously executed agreements between the parties relating to the subject matter. Any amendment to this Agreement must be in writing and signed by the authorized representatives of both parties. Without limiting the generality of the foregoing, Operator expressly agrees and acknowledges that any terms or conditions proposed by Operator in a purchase order or other document are hereby rejected by American.

ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT - Page 7


21. Notices. Notices given or required under this Agreement shall be deemed delivered sent by United States mail, postage prepaid, to the respective address of American or Operator set forth at the beginning of this Agreement.

22. Waiver. A failure or delay of American to require strict performance or to enforce a provision of this Agreement or a previous waiver or forbearance by American shall in no way be construed as a waiver or continuing waiver of any provision of this Agreement.


American and Operator have executed this Agreement as of the 30th day of June, 1995.


CORPORATE TRAVEL LINK, INC.      AMERICAN AIRLINES, INC.

BY:______________________        BY:___________________
    JOSEPH CUTRONA                    J.K. LINES
    President                       Vice President, Finance
                                 SABRE Travel Information Network



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                                                       SCHEDULE A


Operator Name: Corporate Travel Link   : V6E3
and Location:   18 Village Green Court
                   Newark, NJ 07079
                                                        Billing
                                                        Customer



                                  Monthly Service Charaes

Pricing

1 Data Line                         $420.00



Equipment to
Be Installed: Same As Above



Total Service Charges

                                                   $420.00 per month

(Federal, State, Local or other governmental taxes, duties, fees, licenses and Assessments are not included)

Subiect to Paragraph 10 of the
Agreement, Installation

      Date On Or About:              Upon Installation

           Equipment Replacement-Value:    $   N/A


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SCHEDULE B


Other Charges


1. Installation Charges:   $1,000.00



  2. During the term of this Agreement, an additional charge will be made for the installation and/or removal of individual pieces of Equipment; for Equipment relocation within Operator's premises; for each complete office disconnect and/or relocation to different premises; and for an interface installation.



  These charges will be at American's prevailing rate.



  3. American retains the right to charge Operator for communication costs actually incurred in excess of the first ten messages transmitted per month per Video Agent Set incurred through the use of the SABRE System.


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                                                       Schedule C



Standard Functions

      The following are standard functions, the cost of which are included in the charges set forth in Schedule A;

                                               SABRE Assisted Instruction


Optional Functions

      Optional functions may be offered by American from time to time. If ordered by Operator in writing, such optional function shall be billed to operator at American's then prevailing charge. It is hereby acknowledged by Operator that using any such optional function constitutes agreement to pay American's then prevailing charge for such function.

      If Operator utilizes any optional function, ft is hereby agreed that Operator shall follow the written procedures and instructions provided by American for such function.

      Failure to pay on a timely basis for any optional function may at American's sole election result in an event of default under this Agreement and/or termination of such function.



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